For immediate release

Contact:	Valerie Brodie
VP, IR and Corporate Marketing
Epicor Software Corporation
Irvine, CA, USA
Phone +1 949-585-4293
E-mail : vbrodie@epicor.com

Epicor Reports First Quarter 2005 Earnings

License Revenues Up 60% Year over Year; Net Income Up 79% Year over Year; Raises Guidance for 2005

IRVINE, Calif., April 20, 2005 – Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise software solutions, today reported its financial results for the first quarter 2005.

“We are pleased to be off to a solid start in 2005, reporting good first quarter performance. Our results were within the range of previously provided management guidance for the first quarter and reflect normal seasonality of the quarter. We are confident in our expectation for sustainable growth in the second quarter and for the remainder of year,” said George Klaus, chairman, CEO and president of Epicor.

“We are very excited about the market reception for our Web services-based manufacturing suite Vantage 8.0 which has resonated well with many new customers. Starting this month, we have launched a customer road show series to begin pursuing our Vantage 8 upgrade opportunities within our installed base. And we are also launching a localized version of the product in China this month, where we expect to see significant longer term business potential.”

Klaus continued, “With a global sales, service and support infrastructure in place, we continue to differentiate our leadership in the midmarket with products and services that deliver a low total cost of ownership value proposition.”

Revenue Summary

Total revenues for the first quarter were $67.3 million, compared with $43.4 million in the prior year’s quarter, up over 55%. Revenues for the first quarter 2005 included $19.8 million for

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Epicor Reports First Quarter 2005 Earnings

Scala Business Solutions, reflecting a 13% growth rate over Scala’s first quarter 2004 revenues. Total revenue growth excluding the contribution from Scala was approximately 10%.

License revenues were $16.7 million for the first quarter compared to $10.4 million in the first quarter of 2004, up over 60%. Licenses revenues for the first quarter 2005 included $4.4 million for Scala. Total license revenue growth excluding the contribution from Scala was approximately 18%.

Service revenues for the first quarter of 2005 were $49.7 million compared with $32.5 million in the first quarter of 2004, up 53%. Service revenues for the first quarter 2005 included $14.9 million for Scala. Total service revenue growth excluding the contribution from Scala was over 7%.

Income Summary

For the first quarter, the company reported GAAP net income of $6.3 million or $0.11 per diluted share compared with $3.5 million or $0.07 per diluted share in the prior year’s period, up approximately 79% year over year. For the first quarter of 2005, adjusted earnings were $9.5 million or $0.17 per diluted share compared with adjusted earnings of $6.2 million or $0.12 per diluted share in the same period last year. Adjusted earnings exclude amortization of acquired intangible assets, stock-based compensation expense and restructuring charges, net of tax.

Balance Sheet Summary

The company’s balance sheet at March 31, 2005 showed cash and cash equivalents of $53.5 million. At quarter-end, net accounts receivable was $44.9 million and deferred revenues were $60.7 million. Day sales outstanding (DSO) was 60, down from 69 in the fourth quarter 2004. The decrease in DSO’s was directly attributable to very strong cash collection efforts in the quarter including collection of a portion of Scala’s annual maintenance which was billed at the end of the fourth quarter 2004.

During the quarter, the company entered into an extended Credit Agreement, increasing its credit line from $30 million to $50 million subject to certain covenants. As of the end of the March end quarter, the company had $25 million outstanding on the credit line.

2005 Guidance

The company expects total revenues for the second quarter 2005 to be $68.5 million. GAAP earnings per diluted share for the second quarter 2005 is expected to be $0.16 with

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Epicor Reports First Quarter 2005 Earnings

adjusted earnings, as described above, per share of $0.22, in each case using a weighted average share count of 57 million shares.

The company also provided increased revenue guidance for the year 2005 from $274 million to $276 million and GAAP earnings per diluted share of $0.64 using a weighted average of 57 million shares. The company also revised adjusted earnings guidance, as described above, to $0.88 per diluted share from $0.84 per diluted share also using a weighted average share count of 57 million shares. The company will not expect to incur stock option expense in the second half of the year as previously planned. Pursuant to FASB Statement 123R, the company will now expect to expense stock options beginning in 2006.

First Quarter 2005 Highlights

•	Revenue growth of 55% year-over-year

•	License revenue growth of 60% year-over-year

•	Net Income growth of approximately 79% year-over-year

•	Added 194 new customers in the first quarter

•	Delivered over 58 products and releases in the first quarter across our entire portfolio of product and solution suites

•	Awards received

•	Epicor received the Software Council of Southern California “Company of the Year” 2005 Software Industry Award, over finalists QAD Inc. and SYSPRO.

•	Third time winner of the Progress Partner of the Year award.

•	Finalist in the AEA Orange County High Tech Award for the Innovative Product/Technology category with Vantage 8.0, the industry’s first manufacturing solution based on a 100% service-oriented architecture (SOA)

•	Supply & Demand Chain Executive Magazine has named George Klaus to it third-annual listing of Pros to Know. The Supply & Demand Chain Executive Provider Pros to Know honors individuals from supply and demand chain software providers who exhibit deep domain knowledge and innovative thinking within the industry.

The company will hold an investor and analyst conference call directly following the release after the close of market at 2:00 p.m. PST.

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Epicor Reports First Quarter 2005 Earnings

Date:	Wednesday, April 20, 2005
Time:	2:00 p.m. PDT
Dial in:	+1 (877) 502-9272 or outside the U.S. +1 (913) 981-5581
Conf ID:	Epicor

On the call, the company will review first quarter 2005 earnings and the outlook for the remainder of 2005. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the company’s Web site at www.epicor.com/company/investor and will be archived for thirty days following the call on the company’s Web site.

About Epicor Software Corporation

For 20 years, Epicor has been a recognized leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM) and supply chain management (SCM) software solutions to midmarket companies around the world. With the acquisition of Scala, Epicor became a global leader in the midmarket serving over 20,000 customers in 143 countries and supporting more than 30 languages. Epicor leverages innovative technologies like Web services in developing end-to-end, industry-specific solutions for manufacturing, distribution, enterprise service automation and hospitality that enable companies to drive efficiencies throughout business operations and build competitive advantage. With the scalability and flexibility to support long-term growth, Epicor’s solutions are complemented by a full range of services, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit the company’s Web site at www.epicor.com.

# # #

Epicor and Scala are registered trademarks of Epicor Software Corporation and Scala Business Solutions N.V., respectively. All other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements with respect to the financial condition, results of operations and activities of Epicor. These forward looking statements include statements regarding expected revenues, earnings and earnings per share, upgrade potential, and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from those expressed or implied in the forward-looking statements.

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Epicor Reports First Quarter 2005 Earnings

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends and other factors discussed in Epicor’s Annual report on Form 10-K for the year ended December 31, 2004 at pages 16-24. As a result of these factors the business or prospects expected by the company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

This press release includes certain non-GAAP financial measures, including organic revenue growth, which excludes the revenue contribution of Scala, and adjusted net income and net income per diluted share amounts, which exclude the amortization of acquired intangible assets, stock -based compensation expense and restructuring charges and other, net of tax. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP. The company’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the performance of the company’s business operations. These measures also facilitate management’s internal comparisons to our historical operating results and to our competitors’ operating results, operational forecasting and budgeting. Investors and potential investors are encouraged to review the reconciliation of the non-GAAP financial measures contained within this press release with their most directly comparable GAAP financial results.

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Epicor Reports First Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(Unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$53,474	$53,711
Accounts receivable, net	44,923	55,296
Prepaid expenses and other current assets	6,583	6,719

Total current assets	104,980	115,726

Property and equipment, net	7,095	7,045
Intangible assets, net	44,411	45,080
Goodwill	84,496	83,492
Other assets	4,364	4,406

Total assets	$245,346	$255,749

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,040	$10,437
Accrued expenses	37,926	47,776
Current portion of accrued restructuring costs	2,752	3,287
Current portion of long-term debt	289	352
Deferred revenue	60,693	60,212

Total current liabilities	109,700	122,064

Long-term debt	25,263	30,264
Long-term portion of accrued restructuring costs	2,164	2,462

Total long-term liabilities	27,427	32,726

Stockholders’ equity:
Preferred stock	3,046	3,046
Common stock	53	53
Additional paid-in capital	309,979	308,264
Less: treasury stock at cost	(6,066)	(4,431)
Less: unamortized stock compensation expense	(1,773)	(2,379)
Accumulated other comprehensive loss	(535)	(818)
Accumulated deficit	(196,485)	(202,776)

Net stockholders’ equity	108,219	100,959

Total liabilities and stockholders’ equity	$245,346	$255,749

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Epicor Reports First Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Revenues:
License fees	$16,738	$10,448
Consulting	16,924	11,952
Maintenance	32,735	20,557
Other	941	403

Total revenues	67,338	43,360
Cost of revenues	24,714	16,241
Amortization of intangible assets	2,783	880

Total cost of revenues	27,497	17,121
Gross profit	39,841	26,239

Operating expenses:
Sales and marketing	14,102	9,780
Software development	7,391	5,760
General and administrative	10,180	5,174
Stock-based compensation	606	655
Provision for doubtful accounts	368	215
Restructuring charges and other	—	1,217

Total operating expenses	32,647	22,801

Income from operations	7,194	3,438
Other income (expense), net	(464)	225

Income before income taxes	6,730	3,663
Provision for income taxes	439	145

Net income	$6,291	$3,518

Net income per share
Basic	$0.12	$0.07
Diluted	$0.11	$0.07
Weighted average common shares outstanding:
Basic	53,973	47,807
Diluted	56,614	52,007

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Epicor Reports First Quarter 2005 Earnings

EPICOR SOFTWARE CORPORATION

ADJUSTED EARNINGS RECONCILIATION

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2005	2004

Net income	$6,291	$3,518

Add back, net of tax:
Amortization of intangible assets	2,613	846
Stock based compensation expense	606	655
Restructuring charges and other	—	1,170

Adjusted earnings	$9,510	$6,189

Adjusted earnings per diluted share	$0.17	$0.12

Weighted average common shares outstanding:
Diluted	56,614	52,007

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